Exhibit 10.25

SECOND AMENDMENT
TO THE
EMPLOYMENT AND NON-COMPETITION AGREEMENT

The Dingley Press, Inc. (the “Employer”), Christopher A. Pierce (the “Employee”), and, solely for purposes of Section 4, The Sheridan Group, Inc. (“Sheridan”) wish to amend the Employee’s Employment and Non-Competition Agreement (the “Employment Agreement”), dated May 25, 2004 and subsequently amended effective April 1, 2006, to bring the Agreement into compliance with the requirements of Internal Revenue Code section 409A and the Treasury Regulations and other authoritative guidance issued under that section.

Accordingly, effective April 1, 2007, the Employment Agreement is amended as follows:

1.             The final sentence of Section 4(b) is amended to read:  “In accordance with applicable Federal law, the Incentive Bonus, if any, will be paid by the March 15 following the fiscal year during which the Employee becomes vested in his or her Incentive Bonus.”

2.             The first phrase in Section 6(e) (i)(A) is amended to read: “severance payments, in accordance with the Employer’s payroll practices in existence on the date of Separation from Service at an annual rate equal to the sum of.”

3.             Section 6(e) (i) is amended by adding the following sentences to the end of that Section:  “No payment will be made under this Section 6(e) unless the Employee experiences a Separation from Service (as defined below).  Once payments commence under Section 6(e) (i) (A), there shall be no changes made to the payment schedule.  Any reimbursements paid under Section 6(e) (i) (C) shall be paid by the December 31 of the second calendar year following the year in which the Employee experiences a Separation from Service.”

4.             A new Section 6(e) (iv) is added as follows:

“(iv)        The Employee experiences a “Separation from Service” if the Employee dies, retires, or otherwise has a termination of employment with the Employer, within the meaning of Internal Revenue Code section 409A.  A “Separation from Service” shall occur if the Employee ceases to perform significant services for the Employer (for example, if the annual level of services and remuneration are reduced to less than twenty percent (20%) [or less than fifty percent (50%), if the Employee becomes an independent contractor] of average prior levels,  based on the last three full calendar years of employment (or the actual employment period, if shorter).

A “Separation from Service” shall not occur if the Employee is on military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six months, or if longer, so long as the Employee’s right to reemployment with the Employer is provided either by statute or by contract. If the period of leave exceeds six months and the Employee’s right to reemployment is not provided either by statute or by contract, a “Separation from Service” is deemed to occur on the first date immediately following such six-month period.”

In all other respects, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed, effective as specified herein.

THE SHERIDAN GROUP, INC.

By:	/s/ John A. Saxton
John A. Saxton
President and Chief Executive Officer

/s/ Christopher A. Pierce
Christopher A. Pierce
March 29, 2007